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                                                                    EXHIBIT 23.1

When the Reorganization referred to in notes 1 and 16(b) of the Notes to the Combined Financial Statements has been consummated, we will be in a position to render the following report.



                                                       /s/ KPMG Peat Marwick LLP

The Board of Directors
Infinity Broadcasting Corporation


Under date of September 15, 1998, we reported on the combined balance sheets of Infinity Broadcasting Corporation as of December 31, 1996 and 1997, and the related combined statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which are included in the registration statement. In connection with our audits of the aforementioned combined financial statements, we also audited the related combined financial statement schedule in the registration statement. This combined financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this combined financial statement schedule based on our audits. In our opinion, such combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.





New York, New York
September 15, 1998